Philip Sanford Joins Neptune Wellness Board of Directors as Audit Chair

Sanford Brings Deep Advisory, Audit and Board of Directors Experience to the Neptune Team

LAVAL, QUÉBEC, CANADA – May 19, 2022 – Neptune Wellness Solutions Inc. ("Neptune" or the "Company") (NASDAQ: NEPT) (TSX: NEPT), a diversified and fully integrated health and wellness company focused on plant-based, sustainable and purpose-driven lifestyle brands, today announced that Phil Sanford has joined the Neptune Board of Directors and will serve as Audit Chair.

“We are so pleased to welcome Phil to Neptune’s Board of Directors as Audit Chair,” said Julie Phillips, Neptune’s Chair of the Board. “Phil’s depth and breadth of experience in financial and strategic advisory positions, combined with his first-hand knowledge of and passion for Neptune’s brands, make him a valuable partner as we continue to position Neptune for long-term success.”

Mr. Sanford previously served on the executive team at N3 LLC, a global technology-enabled inside sales organization that was acquired by Accenture in 2020. He has advised a number of leading private equity firms and investment banks on mergers and acquisitions and going-private transactions in the consumer sector. This includes Bain Capital, Carlyle, Moelis, Blackstone, Kelso, Mid-Ocean Partners, Morgan Stanley Private Equity and Morgan Stanley Expansion Capital. He currently serves on the Advisory Board of Morgan Stanley Expansion Capital Funds, as well as the Boards of Ecentria, CMX and Image Skincare and formerly served as Chairman of the Board of Sprout Organics. Mr. Sanford has previously served on the Boards of Chattem, Inc and Caribou Coffee. He holds a Bachelor of Science degree in Finance, Economics and Philosophy from Austin Peay State University in Clarksville, Tenn.

“I’m excited about the opportunities ahead for Neptune Wellness. The company is well positioned for growth with a solid leadership team at the helm and proven success in creating and launching brands that appeal to the next generation of consumers,” said Sanford. “And as a former member of the Sprout Organics Board of Directors, I have a deep understanding of the Sprout business and look forward to applying those learnings to each of the Neptune brands.”

“Phil’s breadth of experience aligns with where Neptune is today and where we’re heading. His history with Morgan Stanley will benefit Neptune on our path to become a diversified consumer packaged goods company,” said Michael Cammarata, Chief Executive Officer and President of Neptune. “We’re excited to have him on board to help us navigate this next stage of growth.”

The addition of Mr. Sanford as Audit Chair follows the appointment of current Board of Directors Chair Julie Phillips who was appointed in February of 2022. These two seats further round out and strengthen the Neptune Board’s expertise in the next stage of the company’s growth.

About Neptune Wellness Solutions Inc.

Headquartered in Laval, Quebec, Neptune is a diversified health and wellness company with a mission to redefine health and wellness. Neptune is focused on building a portfolio of high quality, affordable consumer products in response to long-term secular trends and market demand for natural, plant-based, sustainable and purpose-driven lifestyle brands. The Company utilizes a highly flexible, cost-efficient manufacturing and supply chain infrastructure that can be scaled to quickly adapt to consumer demand and bring new products to market through its mass retail partners and e-commerce channels. For additional information, please visit: https://neptunewellness.com/.

Disclaimer – Safe Harbor Forward–Looking Statements

Forward-looking statements contained in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results, performance and achievements of Neptune Wellness Solutions to be materially different from any future results, performance or achievements expressed or implied by the said forward-looking statements.

Neither NASDAQ nor the Toronto Stock Exchange accepts responsibility for the adequacy or accuracy of this release.

Media Contacts:

media@neptunecorp.com

Jessica Adkins, SVP Corporate Communications

Neptune Wellness Solutions, Inc.

j.adkins@neptunecorp.com

Investor Contacts:

Morry Brown, VP Investor Relations

Neptune Wellness Solutions, Inc.

m.brown@neptunecorp.com

Valter Pinto, Managing Director

KCSA Strategic Communications

neptune@kcsa.com

212.896.1254